10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund
Ultra Short Opportunity Fund
Security
Concord Real Estate CDO 2006- IA class A2
Advisor
EIMCO
Transaction
 Date
11/22/06
Cost
$4,250,000
Offering Purchase
0.91%
Broker
Credit Suisse
Underwriting
Syndicate
Members
Bear, Stearns & Co
RBS Greenwich Capital
Wachovia Securities